Exhibit 99.1

Regions Reports earnings of $539 million and EPS of $0.62 in 1Q 2026

$1.9 billion in total revenue reflects 5 percent year-over-year growth.

BIRMINGHAM, Ala. - (BUSINESS WIRE) - April 17, 2026 - Regions Financial Corp. (NYSE:RF) today reported first quarter 2026 earnings of $539 million and diluted EPS of $0.62. Total revenue increased 5 percent, and pre-tax pre-provision income(1) increased 8 percent compared to first quarter of 2025. Adjusted total revenue(1) increased 4 percent, and adjusted pre-tax pre-provision income(1) increased 4 percent compared to first quarter of 2025.

Financial Highlights			Soundness
	Quarter Ended

•Low-cost deposit base continued to deliver peer-leading interest-bearing deposit costs of 1.72% in 1Q26

•Robust capital with CET1 of 10.6% (9.4% inclusive of AOCI(1)) supported by strong organic capital generation

•Business services criticized loans as a percent of business loans decreased 16 bps to 5.15% while NPLs to total loans decreased 2 bps to 0.71%; ACL/NPLs remains solid at 238%

($ amounts in millions, except per share data)	1Q26	4Q25
Earnings Summary
Net income	$559	$534
Net income available to common shareholders	539	514
Adj. net income avail. to common shareholders(1)	539	504
Diluted earnings per common share	0.62	0.58
Adj. diluted earnings per common share(1)	0.62	0.57	Profitability
Balance Sheet Summary

•Best-in-class hedging program creates a mostly neutral short-term interest rate position and supports a top-quartile 1Q26 NIM of 3.67%

•Regions has consistently generated top-quartile returns vs its peer group; 1Q26 ROATCE of 18.26%

•Expenses remain well-controlled; supports self-funding of growth initiatives

Average loans	$96,423	$95,651
Average deposits	130,234	129,850
Credit Quality
Allowance for credit losses ratio	1.68%	1.76%
Net charge-offs / average loans*	0.54	0.59
Selected Ratios
Return on average assets*	1.42%	1.34%	Growth
Return on average common equity*	12.35	11.58

•Net income grew 16% and diluted EPS 22% YoY; Adj. net income grew 11% and diluted EPS 15%(1)

•1Q26 average loans increased 1% while ending loans increased 2% vs 4Q25; growth driven primarily by high-quality broad-based C&I loans

•1Q26 reflects a record quarter of Treasury Management fees

•Significant progress in hiring and reskilling of bankers to support growth initiatives throughout the company's priority markets

Return on avg. tangible common equity*(1)	18.26	17.17
Adj. return on avg. tangible common equity*(1)	18.26	16.84
Net interest margin (FTE)*	3.67	3.70
Efficiency ratio	56.6	56.8
Adjusted efficiency ratio(1)	56.6	57.5
Common equity Tier 1 ratio(2)	10.7	10.9
Common equity Tier 1 ratio (incl. AOCI)(1)(2)	9.4	9.7
Effective Tax Rate	21.6	24.5

*Annualized
(1) Non-GAAP; refer to reconciliations in the financial supplement to this earnings release included as Exhibit 99.2 to the company's Current Report on Form 8-K that was furnished to the SEC on Apr. 17, 2026. (2) Current quarter is estimated.

John Turner, Chairman, President and CEO of Regions Financial Corp.
"Our results reflect the strength of our franchise, the continued momentum of our markets, and our consistent focus on solid execution amid an evolving macroeconomic backdrop. Growth in loans and deposits accelerated during the first quarter, credit metrics continued to improve, and client sentiment remained generally optimistic across our footprint. At the same time, we are making meaningful progress on our core transformation, including key technology and AI investments that are enhancing efficiency and the customer experience, while remaining attentive to near‑term growth drivers. Together, these actions support our confidence to deliver on our strategic priorities throughout the year."

Total revenue

	Quarter Ended
($ amounts in millions)	3/31/2026	12/31/2025	3/31/2025	1Q26 vs. 4Q25		1Q26 vs. 1Q25
Net interest income	$1,248	$1,281	$1,194	$(33)	(2.6)%	$54	4.5%
Taxable equivalent adjustment	13	13	12	—	—%	1	8.3%
Net interest income, taxable equivalent basis	$1,261	$1,294	$1,206	$(33)	(2.6)%	$55	4.6%
Net interest margin (FTE)*	3.67%	3.70%	3.52%

Non-interest income:
Service charges on deposit accounts	$163	$163	$161	$—	—%	$2	1.2%
Card and ATM fees	117	123	117	(6)	(4.9)%	—	—%
Wealth management income	141	143	129	(2)	(1.4)%	12	9.3%
Capital markets income	84	80	80	4	5.0%	4	5.0%
Mortgage income	32	32	40	—	—%	(8)	(20.0)%
Commercial credit fee income	30	30	27	—	—%	3	11.1%
Bank-owned life insurance	30	23	23	7	30.4%	7	30.4%
Market value adjustments on employee benefit assets**	(5)	(5)	(3)	—	NM	(2)	66.7%
Securities gains (losses), net	(3)	—	(25)	(3)	NM	22	88.0%
Other miscellaneous income	36	51	41	(15)	(29.4)%	(5)	(12.2)%
Non-interest income	$625	$640	$590	$(15)	(2.3)%	$35	5.9%

Adjusted non-interest income (non-GAAP)(1)	$625	$640	$615	$(15)	(2.3)%	$10	1.6%

Total revenue	$1,873	$1,921	$1,784	$(48)	(2.5)%	$89	5.0%

Adjusted total revenue (non-GAAP)(1)	$1,873	$1,921	$1,809	$(48)	(2.5)%	$64	3.5%

NM - Not Meaningful
* Annualized
** These market value adjustments relate to assets held for employee and director benefits that are effectively offset within salaries and employee benefits and other non-interest expense.

While total revenue has increased versus the first quarter of 2025, it decreased 2 percent on both a reported and adjusted basis(1) compared to the fourth quarter of 2025. Net interest income decreased 3 percent driven primarily by fewer days in the quarter and elevated non-recurring items in the prior quarter that did not repeat. Total net interest margin was also negatively impacted by tighter asset spreads associated with higher-quality asset growth contributing to a 3 basis point decrease to 3.67 percent.

Non-interest income decreased 2 percent on both a reported and adjusted basis(1) during the first quarter. Capital markets increased 5 percent in the first quarter attributable to higher loan syndication and securities underwriting activity, as well as commercial swap income. Bank-owned life insurance increased 30 percent primarily due to higher claims income. Service charges, wealth management and mortgage income remained relatively stable compared to the fourth quarter of 2025. Card and ATM fees decreased 5 percent due primarily to seasonally lower activity. Other miscellaneous income also decreased during the quarter attributable primarily to commercial lease sales activity with $6 million of gains recognized in the prior quarter compared to $7 million of losses recognized in the current quarter.

Non-interest expense

	Quarter Ended
($ amounts in millions)	3/31/2026	12/31/2025	3/31/2025	1Q26 vs. 4Q25		1Q26 vs. 1Q25
Salaries and employee benefits	$659	$662	$625	$(3)	(0.5)%	$34	5.4%
Equipment and software expense	108	112	99	(4)	(3.6)%	9	9.1%
Net occupancy expense	72	74	70	(2)	(2.7)%	2	2.9%
Outside services	42	45	40	(3)	(6.7)%	2	5.0%
Marketing	29	29	30	—	—%	(1)	(3.3)%
Professional, legal and regulatory expenses	28	30	23	(2)	(6.7)%	5	21.7%
Credit/checkcard expenses	14	18	15	(4)	(22.2)%	(1)	(6.7)%
FDIC insurance assessments	19	3	20	16	NM	(1)	(5.0)%
Visa class B shares expense	1	8	7	(7)	(87.5)%	(6)	(85.7)%
Operational losses	10	9	13	1	11.1%	(3)	(23.1)%
Other miscellaneous expenses	86	108	97	(22)	(20.4)%	(11)	(11.3)%
Non-interest expense	$1,068	$1,098	$1,039	$(30)	(2.7)%	$29	2.8%
Adjusted non-interest expense (non-GAAP)(1)	$1,068	$1,112	$1,035	$(44)	(4.0)%	$33	3.2%

Salaries and Employee Benefits Expense

	Quarter Ended
($ amounts in millions)	3/31/2026	12/31/2025	3/31/2025	1Q26 vs. 4Q25		1Q26 vs. 1Q25
Salaries and employee benefits	$659	$662	$625	$(3)	(0.5)%	$34	5.4%
Less: Market value adjustments on supplemental 401(k) liabilities(*)	(4)	6	(1)	(10)	(166.7)%	(3)	(300.0)%
Salaries and employee benefits less market value adjustments on employee benefit liabilities	$663	$656	$626	$7	1.1%	$37	5.9%

NM - Not Meaningful
* The company holds assets in order to effectively offset the market value adjustments on supplemental 401(k) liabilities and the market value adjustments on those assets are recorded in non-interest income.

Non-interest expenses decreased 3 percent on a reported basis and 4 percent on an adjusted basis(1) compared to the fourth quarter of 2025, reflecting broad-based improvement across most expense categories. Salaries and benefits remained relatively stable as declines in market value adjustments for supplemental employee benefit liabilities offset the seasonal increases in payroll taxes, 401(k) contributions, and one month of merit. FDIC insurance assessments increased $16 million attributable to an adjustment for the company's FDIC special insurance assessment recognized in the prior quarter. The company's first quarter efficiency ratio was 56.6 percent on both a reported and adjusted basis(1).

Loans

	Average Balances

($ amounts in millions)	1Q26	4Q25	1Q25	1Q26 vs. 4Q25		1Q26 vs. 1Q25
Commercial and industrial	$49,572	$48,769	$49,209	$803	1.6%	$363	0.7%
Commercial real estate—owner-occupied	5,146	5,126	5,180	20	0.4%	(34)	(0.7)%
Investor real estate	9,327	9,116	8,751	211	2.3%	576	6.6%
Business Lending	64,045	63,011	63,140	1,034	1.6%	905	1.4%
Residential first mortgage	19,674	19,822	20,037	(148)	(0.7)%	(363)	(1.8)%
Home equity	5,514	5,546	5,509	(32)	(0.6)%	5	0.1%
Consumer credit card	1,473	1,458	1,394	15	1.0%	79	5.7%
Other consumer*	5,717	5,814	6,042	(97)	(1.7)%	(325)	(5.4)%
Consumer Lending	32,378	32,640	32,982	(262)	(0.8)%	(604)	(1.8)%
Total Loans	$96,423	$95,651	$96,122	$772	0.8%	$301	0.3%

	Ending Balances
				3/31/2026		3/31/2026
($ amounts in millions)	3/31/2026	12/31/2025	3/31/2025	vs. 12/31/2025		vs. 3/31/2025
Commercial and industrial	$50,824	$48,790	$48,879	$2,034	4.2%	$1,945	4.0%
Commercial real estate—owner-occupied	5,265	5,108	5,165	157	3.1%	100	1.9%
Investor real estate	9,644	9,106	8,833	538	5.9%	811	9.2%
Business Lending	65,733	63,004	62,877	2,729	4.3%	2,856	4.5%
Residential first mortgage	19,621	19,765	20,000	(144)	(0.7)%	(379)	(1.9)%
Home equity	5,497	5,556	5,501	(59)	(1.1)%	(4)	(0.1)%
Consumer credit card	1,472	1,519	1,384	(47)	(3.1)%	88	6.4%
Other consumer*	5,603	5,793	5,971	(190)	(3.3)%	(368)	(6.2)%
Consumer Lending	32,193	32,633	32,856	(440)	(1.3)%	(663)	(2.0)%
Total Loans	$97,926	$95,637	$95,733	$2,289	2.4%	$2,193	2.3%

NM - Not meaningful.
*    Other consumer loans includes Regions' Home Improvement Financing portfolio.

Average loans increased 1 percent while ending loans increased 2 percent compared to the prior quarter. Average business loans increased 2 percent during the quarter while average consumer loans decreased 1 percent. Growth was driven by broad-based C&I lending including power and utilities, manufacturing, healthcare and asset-based lending. Approximately half of this quarter's growth came from higher line utilization, with the remainder of the balance driven by new loans, primarily with existing clients. Loan growth was also very high quality as almost two-thirds were investment grade credits and the majority of the remaining were near investment grade credits.

Deposits

	Average Balances

($ amounts in millions)	1Q26	4Q25	1Q25	1Q26 vs. 4Q25		1Q26 vs. 1Q25
Total interest-bearing deposits	$91,074	$90,391	$88,634	$683	0.8%	$2,440	2.8%
Non-interest-bearing deposits	39,160	39,459	39,053	(299)	(0.8)%	107	0.3%
Total Deposits	$130,234	$129,850	$127,687	$384	0.3%	$2,547	2.0%

($ amounts in millions)	1Q26	4Q25	1Q25	1Q26 vs. 4Q25		1Q26 vs. 1Q25
Consumer Bank Segment	$79,599	$79,437	$78,712	$162	0.2%	$887	1.1%
Corporate Bank Segment	40,707	40,243	38,312	464	1.2%	2,395	6.3%
Wealth Management Segment	7,777	7,810	7,600	(33)	(0.4)%	177	2.3%
Other*	2,151	2,360	3,063	(209)	(8.9)%	(912)	(29.8)%
Total Deposits	$130,234	$129,850	$127,687	$384	0.3%	$2,547	2.0%

	End of Period Deposits
				3/31/2026		3/31/2026
($ amounts in millions)	3/31/2026	12/31/2025	3/31/2025	vs. 12/31/2025		vs. 3/31/2025
Consumer Bank Segment	$81,271	$80,193	$80,627	$1,078	1.3%	$644	0.8%
Corporate Bank Segment	40,574	40,449	39,696	125	0.3%	878	2.2%
Wealth Management Segment	7,750	8,344	7,798	(594)	(7.1)%	(48)	(0.6)%
Other*	2,285	2,142	2,850	143	6.7%	(565)	(19.8)%
Total Deposits	$131,880	$131,128	$130,971	$752	0.6%	$909	0.7%

NM - Not meaningful.
*Other deposits represent non-customer balances primarily consisting of wholesale funding (for example, selected deposits and brokered time deposits) and additional wholesale funding arrangements.

The company's deposit base continues to be a source of strength and an industry differentiator in liquidity and margin performance. Ending deposits increased approximately 1 percent while average deposits increased modestly during the quarter. Average corporate deposits increased 1 percent, while average consumer and wealth deposits remained relatively stable. Ending consumer deposits increased over 1 percent reflecting typical seasonal patterns associated primarily with income tax refunds, as well as the focus on customer acquisition and priority markets.

Asset quality

	As of and for the Quarter Ended
($ amounts in millions)	3/31/2026	12/31/2025	3/31/2025
Allowance for credit losses (ACL) at period end	$1,647	$1,686	$1,730
ACL/Loans, net	1.68%	1.76%	1.81%
Business criticized loans to total business loans	5.15%	5.31%	7.82%
Allowance for credit losses to non-performing loans, excluding loans held for sale	238%	242%	205%
Provision for credit losses	$91	$115	$124
Net loans charged-off	$130	$142	$123
Net loans charged-off as a % of average loans, annualized	0.54%	0.59%	0.52%
Non-performing loans, excluding loans held for sale/Loans, net	0.71%	0.73%	0.88%
NPAs (ex. 90+ past due)/Loans, foreclosed properties, and non-performing loans held for sale	0.73%	0.75%	0.92%
NPAs (inc. 90+ past due)/Loans, foreclosed properties, and non-performing loans held for sale*	0.90%	0.94%	1.11%
Total Criticized Loans—Business Services**	$3,384	$3,342	$4,918
* Excludes fully guaranteed residential first mortgages that are 90+ days past due and still accruing.
** Business services represents the combined total of commercial and investor real estate loans.

Overall asset quality continues to demonstrate improvement. Based on recent discussions with commercial clients and ongoing relationship-manager engagement, customer sentiment remains generally optimistic, and consumer fundamentals continue to be sound. Aggregate spending trends among Regions' consumer customers are stable to modestly positive, and labor market conditions show no indications of material weakness.

Net charge-offs were $130 million or an annualized 54 basis points of average loans, representing a 5 basis point decrease compared to the fourth quarter of 2025. The majority of business services charge-offs came from previously identified portfolios of interest with established reserves. Business services criticized loans and non-performing loans remained relatively stable with the ratio of non-performing loans as a percentage of total loans declining 2 basis points to 0.71 percent and the ratio of business services criticized loans as a percentage of total business loans declining 16 basis points to 5.15 percent.

Allowance increases tied to loan growth and greater macroeconomic uncertainty were more than offset by meaningful progress in resolving loans within previously identified portfolios of interest, sustained risk-rating upgrades exceeding downgrades, and continued improvement in business services criticized and total non-performing loan ratios. As a result, the allowance for credit losses declined $39 million. Strengthening asset quality across portfolios, combined with high-quality loan growth, drove an 8 basis point reduction in the allowance ratio to 1.68 percent, while coverage of non-performing loans remained solid at 238 percent.

Capital and liquidity

	As of and for Quarter Ended
	3/31/2026	12/31/2025	3/31/2025
Common Equity Tier 1 ratio(2)	10.7%	10.9%	10.8%
Common equity Tier 1 ratio (incl. AOCI) (non-GAAP)(1)(2)	9.4%	9.7%	9.1%
Tier 1 capital ratio(2)	11.7%	12.0%	12.2%
Total shareholders' equity to total assets	11.68%	11.99%	11.59%
Tangible common shareholders’ equity to tangible assets (non-GAAP)(1)	7.54%	7.80%	7.17%
Common book value per share	$20.39	$20.36	$18.70
Tangible common book value per share (non-GAAP)(1)	$13.69	$13.75	$12.29
Loans, net of unearned income, to total deposits	74.3%	72.9%	73.1%

Regions maintained a solid capital position in the first quarter with estimated capital ratios remaining well above current regulatory requirements. At quarter-end, the Common Equity Tier 1 (CET1)(2) and Tier 1 capital(2) ratios were estimated at 10.7 percent and 11.7 percent respectively. Including the impacts of accumulated other comprehensive income, CET1(1)(2) was estimated at 9.4 percent.

During the first quarter, the company repurchased approximately 14 million shares of common stock for a total of $401 million through open-market purchases and declared $227 million in dividends to common shareholders.

Tangible common book value per share(1) ended the quarter at $13.69, an 11 percent increase year-over-year.

The company's liquidity position also remained robust with total available liquidity as of March 31, 2026, of approximately $68 billion, which includes cash held at the Federal Reserve, FHLB borrowing capacity, unencumbered securities, and capacity at the Federal Reserve's facilities such as the Discount Window or Standing Repo Operations. These sources are sufficient to cover uninsured deposits at a ratio of approximately 178 percent as of quarter-end (excluding intercompany and secured deposits).

(1) Non-GAAP; refer to reconciliations on pages 11 14, 15 and 16 of the financial supplement to this earnings release included as Exhibit 99.2 to the company's Current Report on Form 8-K that was furnished to the Securities and Exchange Commission on Apr. 17, 2026.
(2) Current quarter Common Equity Tier 1 and Tier 1 capital ratios are estimated.

Conference Call
The company will hold a live audio webcast to discuss first quarter 2026 results on April 17, 2026 at 10 a.m. ET. To access this live audio webcast, visit the Investor Relations page at ir.regions.com. An archived recording of the webcast will be available at the Investor Relations page at ir.regions.com following the live event.

About Regions Financial Corporation
Regions Financial Corporation (NYSE:RF), with $161 billion in assets, is a member of the S&P 500 Index and is one of the nation’s largest full-service providers of consumer and commercial banking, wealth management, and mortgage products and services. Regions serves customers across the South, Midwest and Texas, and through its subsidiary, Regions Bank, operates more than 1,200 banking offices and more than 1,750 ATMs. Regions Bank is an Equal Housing

Lender and Member FDIC. Additional information about Regions and its full line of products and services can be found at www.regions.com.

Forward-Looking Statements
This release and the accompanying earnings call may include forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. In addition, the company, through its senior management, may from time to time make forward-looking public statements concerning the matters described herein. The words “future,” “anticipates,” “assumes,” “intends,” “plans,” “seeks,” “believes,” “predicts,” “potential,” “objectives,” “estimates,” “expects,” “targets,” “projects,” “outlook,” “forecast,” “would,” “will,” “may,” “might,” “could,” “should,” “can,” and similar terms, expressions, and graphics often signify forward-looking statements. Forward-looking statements are subject to the risk that the actual effects may differ, possibly materially, from what is reflected in those forward-looking statements due to factors and future developments that are uncertain, unpredictable and in many cases beyond our control. Forward-looking statements are not based on historical information, but rather are related to future operations, strategies, financial results or other developments. Forward-looking statements are based on management’s current expectations as well as certain assumptions and estimates made by, and information available to, management at the time the statements are made. Those statements are based on general assumptions and are subject to various risks, and because they also relate to the future, they are likewise subject to inherent uncertainties and other factors that may cause actual results to differ materially from the views, beliefs and projections expressed in such statements. Therefore, we caution you against relying on any of these forward-looking statements. These risks, uncertainties and other factors include, but are not limited to, those described below:
•Our businesses have been, and may continue to be, adversely affected by conditions in the financial markets and economic conditions generally.
•Fluctuations in market interest rates, including the level and shape of the yield curve, may adversely affect our performance.
•If we experience greater credit losses in our loan portfolios than anticipated, our earnings may be materially adversely affected.
•Any future reductions in our credit ratings may increase our funding costs and place limitations on business activities.
•Changes in the soundness of other financial institutions could adversely affect us.
•We may suffer losses if the value of collateral declines in stressed market conditions.
•Ineffective liquidity management could adversely affect our financial results and condition.
•Loss of deposits or a change in deposit mix could increase our funding costs.
•We rely on the mortgage secondary market to manage various risks.
•We are at risk of a variety of systems failures or errors and cyber-attacks or other similar incidents that could adversely affect customer experience and our business and financial performance.
•We are subject to complex and evolving laws, regulations, rules, standards and contractual obligations regarding privacy and cybersecurity, which could increase the cost of doing business, compliance risks and potential liability.
•We will continually encounter technological change and must effectively anticipate, develop and implement new technology.
•The development and use of AI presents risks and challenges that may adversely impact our business.
•Industry competition, including competition from decentralized finance platforms, cryptocurrencies and blockchain technologies could disrupt our business model and adversely affect our revenues, market share or liquidity.
•Our operations are concentrated primarily in the South, Midwest and Texas, and adverse changes in the economic conditions in this region can adversely affect our financial results and condition.
•Weakness in the residential real estate markets could adversely affect our performance.
•Weakness in the commercial real estate markets could adversely affect our performance.
•Risks associated with home equity products where we are in a second lien position could adversely affect our performance.
•Weakness in commodity businesses could adversely affect our performance.
•An outbreak or escalation of hostilities between countries or within a country or region could have a material adverse effect on the U.S. economy and on our businesses.
•We are subject to a variety of operational risks, including the risk of fraud or theft by internal or external parties, which may adversely affect our business and results of operations.
•We rely on other companies to provide key components of our business infrastructure.
•We depend on the accuracy and completeness of information about clients and counterparties.
•We are exposed to risk of environmental liability when we take title to property.
•We can be negatively affected if we fail to identify and address operational risks associated with the introduction of or changes to products, services and delivery platforms.
•Enhanced regulatory and other standards for the oversight of vendors and other service providers can result in higher costs and other potential exposures.
•We are, and may in the future be, subject to claims and litigation calling into question our right to use the intellectual property underlying certain technology in our business.
•Weather-related events, pandemics and other natural or man-made disasters could cause a disruption in our operations or lead to other consequences that could adversely impact our financial results and condition. These impacts could be intensified by climate change. Heightening focus on climate change may also carry transition risks that could negatively impact our results of operations and financial condition.
•We are subject to sociopolitical risks that could adversely affect our business, reputation and the trading price of our common stock.
•Damage to our reputation could significantly harm our businesses.
•We are, and may in the future be, subject to litigation, investigations and governmental proceedings that may result in liabilities adversely affecting our financial condition, business or results of operations or in reputational harm.
•We are subject to extensive governmental regulation, which could have an adverse impact on our operations and our business model.
•We are subject to a variety of risks in connection with any sale of loans we may conduct.
•We may be subject to more stringent capital and liquidity requirements.
•Rulemaking changes and regulatory initiatives implemented by the CFPB may result in higher regulatory and compliance costs that may adversely affect our results of operations.
•We are subject to numerous laws designed to protect consumers, including the CRA and fair lending laws, and a failure to comply with these laws could lead to a wide variety of penalties and other sanctions.
•We may not be able to complete future acquisitions, may not be successful in realizing the benefits of any future acquisitions that are completed or may choose not to pursue acquisition opportunities we might find beneficial.
•Increases in FDIC insurance assessments may adversely affect our earnings.
•Unfavorable results from ongoing stress analyses may adversely affect our ability to retain customers or compete for new business opportunities.
•We are a holding company and depend on our subsidiaries for dividends, distributions and other payments.
•We may not pay dividends on shares of our capital stock.

•Anti-takeover and banking laws and certain agreements and charter provisions may adversely affect share value.
•Our amended and restated by-laws designate (i) the Court of Chancery of the State of Delaware as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by our shareholders and (ii) the federal district courts of the United States as the sole and exclusive forum for any action asserting a cause of action arising under the Securities Act, which could limit our shareholders’ ability to obtain a favorable judicial forum for disputes with our company or our company’s directors, officers or other employees.
•We face substantial legal and operational risks in our safeguarding and other processing of personal information.
•Differences in regulation can affect our ability to compete effectively.
•Our businesses may be adversely affected if we are unable to hire and retain qualified employees.
•Our operations rely on our ability, and the ability of key external parties, to maintain appropriately staffed workforces, and on the competence, trustworthiness, health and safety of employees.
•Our reported financial results depend on management’s selection of accounting methods and certain assumptions and estimates.
•If the models that we use in our business perform poorly or provide inadequate information, our business or results of operations may be adversely affected.
•Changes in our accounting policies or in accounting standards could materially affect how we report our financial results and condition.
The foregoing list of factors is not exhaustive. For discussion of these and other factors that may cause actual results to differ from expectations, look under the captions “Forward-Looking Statements” and “Risk Factors” in Regions’ Annual Report on Form 10-K for the year ended December 31, 2025 and in Regions’ subsequent filings with the SEC.
You should not place undue reliance on any forward-looking statements, which speak only as of the date made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible to predict all of them. We assume no obligation and do not intend to update or revise any forward-looking statements that are made from time to time, either as a result of future developments, new information or otherwise, except as may be required by law.
Use of Non-GAAP Financial Measures
Management uses pre-tax pre-provision income (non-GAAP), adjusted pre-tax pre-provision income (non-GAAP), the adjusted efficiency ratio (non-GAAP), the adjusted fee income ratio (non-GAAP), return on average tangible common shareholders' equity (non-GAAP), adjusted return on average tangible common shareholders' equity (non-GAAP), common equity Tier 1 ratio (inclusive of AOCI) (non-GAAP), as well as adjusted net income available to common shareholders (non-GAAP) and adjusted diluted EPS (non-GAAP) to monitor performance and believes these measures provide meaningful information to investors. Non-interest expense (GAAP) is presented excluding certain adjustments to arrive at adjusted non-interest expense (non-GAAP), which is the numerator for the adjusted efficiency ratio. Non-interest income (GAAP) is presented excluding certain adjustments to arrive at adjusted non-interest income (non-GAAP), which is the numerator for the adjusted fee income ratio. Adjusted non-interest income (non-GAAP) and adjusted non-interest expense (non-GAAP) are used to determine adjusted pre-tax pre-provision income (non-GAAP). Net interest income (GAAP) on a taxable-equivalent basis and non-interest income are added together to arrive at total revenue on a taxable-equivalent basis. Adjustments are made to arrive at adjusted total revenue on a taxable-equivalent basis (non-GAAP), which is the denominator for the adjusted fee income and adjusted efficiency ratios. Net income available to common shareholders (GAAP) is presented excluding certain adjustments, net of tax, to arrive at adjusted net income available to common shareholders (non-GAAP), which is the numerator for adjusted diluted EPS (non-GAAP). Return on average tangible common shareholders' equity (non-GAAP) is calculated by dividing net income available to common shareholders (GAAP) by the average tangible common shareholders’ equity (non-GAAP). Net income available to common shareholders (GAAP) is presented excluding certain adjustments, net of tax, to arrive at adjusted net income available to common shareholders (non-GAAP), which is the numerator for adjusted return on average tangible common shareholders’ equity. Adjusted return on average tangible common shareholders' equity is calculated by dividing the adjusted net income available to common shareholders (non-GAAP) by the average tangible common shareholders’ equity (non-GAAP). Adjusted common equity Tier 1 ratio (non-GAAP) is calculated by dividing the adjusted common equity tier 1 (non-GAAP), which is arrived at by excluding the AOCI loss on securities and AOCI loss on defined benefit pension plans and other post employment benefits from common equity Tier 1, by the company’s total risk-weighted assets (GAAP).

Regions believes that the exclusion of these adjustments provides a meaningful basis for period-to-period comparisons, which management believes will assist investors in analyzing the operating results of the company and predicting future performance. These non-GAAP financial measures are also used by management to assess the performance of Regions’ business. It is possible that the activities related to the adjustments may recur; however, management does not consider the activities related to the adjustments to be indications of ongoing operations. Regions believes that presentation of these non-GAAP financial measures will permit investors to assess the performance of the company on the same basis as that applied by management. Tangible common book value per share is calculated by dividing tangible common shareholders' equity (non-GAAP) by tangible assets (non-GAAP). The numerator for tangible book value per share (non-GAAP), tangible common shareholders' equity (non-GAAP), is calculated by excluding intangible assets and the deferred tax liability related to intangible assets from common shareholders' equity (GAAP). The denominator for tangible book value per share (non-GAAP), tangible assets (non-GAAP), is calculated by excluding intangible assets and the deferred tax liability related to intangible assets from total assets (non-GAAP).

Tangible common shareholders’ equity ratios have become a focus of some investors and management believes they may assist investors in analyzing the capital position of the company absent the effects of intangible assets and preferred stock. Analysts and banking regulators have assessed Regions’ capital adequacy using the tangible common shareholders’ equity measure. Because tangible common shareholders’ equity is not formally defined by GAAP or prescribed in any amount by federal banking regulations it is currently considered to be a non-GAAP financial measure and other entities may calculate it differently than Regions’ disclosed calculations. Since analysts and banking regulators may assess Regions’ capital adequacy using tangible common shareholders’ equity to tangible assets, management believes that it is useful to provide investors the ability to assess Regions’ capital adequacy on this same basis.

Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied and are not audited. Although these non-GAAP financial measures are frequently used by stakeholders in the evaluation of a company, they have limitations as analytical tools, and should not be considered in isolation, or as a substitute for analyses of results as reported under GAAP. In particular, a measure of earnings that excludes selected items does not represent the amount that effectively accrues directly to stockholders. Additionally, our non-GAAP financial measures may not be comparable to similar non-GAAP financial measures used by other companies and there is no certainty that we will not incur expenses in the future that are similar to those excluded in the calculations of non-GAAP financial measures presented herein.

Management and the Board of Directors utilize non-GAAP measures as follows:
•Preparation of Regions' operating budgets
•Monthly financial performance reporting
•Monthly close-out reporting of consolidated results (management only)
•Presentation to investors of company performance
•Metrics for incentive compensation
See the company's Financial Supplement, included as Exhibit 99.2 to the company's Current Report on Form 8-K furnished to the Securities and Exchange Commission on April 17, 2026, for reconciliations of and additional information regarding the company's non-GAAP financial measures.